                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                               October 14, 2003
 (Date of earliest event reported):          August 1, 2003


                              JLG INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                                 0-12123                  25-1199382
  (State or other jurisdiction of incorporation or      (Commission File Number)       (I.R.S. Employer
                    organization)                                                     Identification No.)

           1 JLG DRIVE, MCCONNELLSBURG, PA                                                17233-9533
      (Address of principal executive offices)                                            (Zip Code)



               Registrant's telephone number, including area code:
                                 (7l7) 485-5161

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

         (a) On August 1, 2003, JLG Industries, Inc. (the "Company") completed its previously announced acquisition of the OmniQuip business unit ("OmniQuip") of Textron Inc. through an acquisition of assets from TRAK International, Inc. ("TRAK"), including all operations relating to the Sky Trak and Lull brand telehandler products. The purchase price for the acquisition was $100 million, with $90 million paid in cash at closing and $10 million paid in the form of an unsecured subordinated promissory note due on the second anniversary of the closing date. Sales for the purchased operations in calendar year 2002 totaled approximately $217 million. The acquisition was financed with proceeds from the sale of the Company's $125 million senior unsecured notes and a $10 million unsecured subordinated promissory note in favor of Trak International, Inc. and due on the second anniversary of the closing date.

         (b) QmniQuip manufactures and markets multi-brand telescopic material handlers and is North America's leading producer of telescopic material handlers used in numerous applications by commercial and residential building contractors, as well as by customers in other construction, military and agricultural markets. OmniQuip is also a key supplier of telescopic material handlers to the U.S Army.

Item 5. Other Events and Regulation FD Disclosure.

         On July 8, 2003, the Company entered into amendments to its $150 million revolving credit facility to change the administrative agent bank from Wachovia to SunTrust Bank, to authorize the OmniQuip transaction and certain debt and liens that would be incurred thereby, to modify certain financial covenants to give it greater operating flexibility, and to change the termination date of the facility from June 18, 2004 to December 31, 2003. Simultaneously, the Company entered into parallel amendments to its $25 million overdraft facility.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         At the time of the filing of the Current Report, it was impractical for the Company to provide financial statements for TRAK, or Pro forma financial information for the Company relative to the acquisition of OmniQuip. Pursuant to the instructions for Item 7 of the current Report, the Company hereby amends Item 7 to the Current Report to include the previously omitted information as follows:

         (a)      Financial Statements of Business Acquired.

         Audited balance sheet of TRAK International, Inc. as of December 28, 2002 and statement of operations, statement of changes in net worth and statement of cash flows for the year ended December 28, 2002.

         Unaudited balance sheet of TRAK International, Inc. as of June 28, 2003 and statement of operations, statement of changes in net worth and statement of cash flows for the six months ended June 28, 2003.

         (b)      Pro Forma Financial Information.

         Unaudited pro forma combined income statements for the twelve months ended July 31, 2003.

         Unaudited pro forma combined balance sheet as of July 31, 2003.

         Notes to unaudited pro forma combined financial statements.

(c) Exhibits.

         2 Purchase and Sale Agreement, dated as of July 7, 2003, by and among TRAK International, Inc., Textron Inc., JLG Acquisition Corporation, and JLG Industries, Inc., which appears as
                  Exhibit 2 to the Company's Form S-4 (File No. 333-107468
                  -- filed July 30, 2003), is hereby incorporated by reference.*

         10 Amendment number four and waiver under Amended and Restated Credit Agreement, dated July 8, 2003, by and among, JLG Industries, Inc., JLG Equipment Services, Inc., JLG Manufacturing, LLC, Fulton International, Inc., Gradall Industries, Inc., The Gradall Company, Access Financial Solutions, Inc., JLG Europe BV, JLG Manufacturing Europe BVBA as Borrowers, the Lenders (as defined herein), Wachovia Bank, National Association, as Administrative Agent and Documentation Agent, and Bank One, Michigan, as Syndication Agent, which appears as Exhibit 10 to the Company's Form S-4 (File No. 333-107468 -- filed July 30, 2003), is hereby incorporated by reference.*

         23       Consent of Ernst & Young LLP for TRAK International, Inc.

         99.1 Press release of JLG Industries, Inc. dated July 8, 2003, which appears as Exhibit 99.1 to the Company's Form 8-K (File No. 1-12123 - filed July 8, 2003), is hereby incorporated by reference.*

         99.2     Press release of JLG Industries, Inc. dated August 4, 2003.*



* Previously filed.

                            TRAK INTERNATIONAL, INC.
                          AUDITED FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 28, 2002

                                    CONTENTS

Report of Independent Auditors
Balance Sheets as of December 28, 2002 and June 28, 2003
Statements of Operations for the year ended December 28, 2002 and for the period December 29, 2002 to June 28, 2003
Statements of Changes in Net Worth for the year ended December 28, 2002 and for the period December 29, 2002 to June 28, 2003
Statements of Cash Flows for the year ended December 28, 2002 and for the period
     December 29, 2002 to June 28, 2003
Notes to financial statements

                         Report of Independent Auditors


Textron Inc.
Providence, Rhode Island

We have audited the accompanying balance sheet of TRAK International, Inc. ("TRAK" or the "Company") as of December 28, 2002, and the related statements of operations and net worth, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRAK International, Inc. at December 28, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 5 to the financial statements, in 2002 TRAK adopted Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the remaining provisions of Financial Accounting Standards No. 141, "Business Combinations."


Boston, Massachusetts
October 3, 2003

                            TRAK International, Inc.
                                 Balance Sheets

                          (Dollar Amounts in Thousands)

                                                                                    DECEMBER 28,         June 28,
                                                                                        2002               2003
                                                                                    ------------------------------
                                                                                                        (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                                          $   1,702          $     272
   Accounts receivable, trade, less allowance for doubtful accounts of
     $2,776 and $1,982, respectively                                                     33,566             44,168
   Inventories                                                                           37,610             36,440
   Prepaid expenses and other current assets                                                709                507
                                                                                    ------------------------------
Total current assets                                                                     73,587             81,387

   Property, plant and equipment, net                                                    23,256             21,057
   Goodwill                                                                              14,923                  -
   Other intangible assets, net of accumulated amortization of
     $4,951 and $5,480, respectively                                                     33,208             17,602
   Other assets, net accumulated amortization of $534                                     6,681              5,008
                                                                                    ------------------------------

Total assets                                                                          $ 151,655          $ 125,054
                                                                                    ==============================

LIABILITIES AND NET WORTH
Current liabilities:
   Accounts payable, trade                                                            $  19,094          $  26,184
   Accounts payable, related parties                                                      2,093             11,169
   Accrued expenses                                                                      14,134             12,356
   Recourse obligation, including $5,106 due to Textron Financial Corp.                   9,424              4,110
   Accrued interest payable to Textron Inc.                                               4,815              4,924
   Obligations under capital lease, current portion                                         251                251
                                                                                    ------------------------------
Total current liabilities                                                                49,811             58,994

Amounts due to Textron Inc.                                                              79,594             79,594
Other liabilities                                                                         3,765              2,841
Obligations under capital lease, less current portion                                     3,425              3,314
                                                                                    ------------------------------
Total liabilities                                                                       136,595            144,743

Net worth                                                                                15,060            (19,689)
                                                                                    ------------------------------

Total liabilities and net worth                                                       $ 151,655          $ 125,054
                                                                                    ==============================

See accompanying notes.

                            TRAK International, Inc.
                             Statement of Operations

                          (Dollar Amounts in Thousands)

                                                                 FOR THE YEAR         FOR THE PERIOD
                                                                    ENDED            DECEMBER 29, 2002
                                                               DECEMBER 28, 2002     TO JUNE 28, 2003
                                                               ---------------------------------------
                                                                                        (unaudited)
Revenues                                                           $ 233,332             $ 103,440
Cost of sales                                                        203,277                92,268
                                                               -----------------------------------
Gross profit                                                          30,055                11,172

Costs, expenses and other:
  Selling and administrative                                          30,560                12,470
  Engineering, research and product development                        5,909                 1,553
  Provision for losses on finance receivables                         13,720                  (175)
  Impairment charge                                                        -                30,000
  Restructuring charges                                                6,221                   460
                                                               -----------------------------------
Loss from operations                                                 (26,355)              (33,136)

Other income (expense):
  Interest expense                                                   (19,760)              (10,013)
  Royalties paid to Textron Innovations                               (4,210)                 (985)
  Dividend income from TRAK International Michigan                     6,281                     -
  Other                                                                 (194)                 (767)
                                                               -----------------------------------
Net loss                                                           $ (44,238)            $ (44,901)
                                                               ===================================

See accompanying notes.

                            TRAK International, Inc.
                        Statement of Changes in Net Worth

                          (Dollar Amounts in Thousands)



                                                                   Total Net Worth
                                                                   ---------------
Balances at December 29, 2001                                         $  46,958
   Net loss                                                             (44,238)
   Capital contribution related to Snorkel sale                         110,473
   Distributions to Textron Inc.                                        (75,436)
   Net transfers to Textron                                             (22,697)
                                                                   ------------
Balance at December 28, 2002                                             15,060
   Net loss (unaudited)                                                 (44,901)
   Net transfers from Textron (unaudited)                                10,152
                                                                   ------------
Balance at June 28, 2003 (unaudited)                                  $ (19,689)
                                                                   ============

See accompanying notes.

                            TRAK International, Inc.
                             Statement of Cash Flows

                          (Dollar Amounts in Thousands)

                                                                                    YEAR-ENDED     SIX-MONTH
                                                                                   DECEMBER 28,   PERIOD ENDED
                                                                                       2002      JUNE 28, 2003
                                                                                  -----------------------------
                                                                                                  (unaudited)
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss                                                                            $ (44,238)     $ (44,901)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                      7,360          2,901
     Provision for losses on finance receivables                                       13,720           (175)
     Valuation allowance for deferred tax asset associated with
       intangible asset transfer                                                        2,713              -
     Restructuring charges                                                              6,221            460
     Loss (gain) on sale of property, plant and equipment                               3,874            (23)
     Impairment of intangible assets                                                        -         30,000
     Change in operating assets and liabilities:
       Accounts receivable                                                             13,457        (10,602)
       Inventories                                                                     24,359          1,170
       Prepaid expenses and other current assets                                        2,248            120
       Other long-term assets                                                               -          1,683
       Accounts payable, trade                                                         (1,076)         7,090
       Accounts payable, related parties                                               20,438          9,076
       Accrued expenses                                                                (5,390)        (2,129)
       Recourse obligation                                                            (18,060)        (5,139)
       Other long-term liabilities                                                     (2,398)          (924)
                                                                                  --------------------------
Net cash provided by operating activities                                              23,228        (11,393)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for the purchase of fixed assets                                    (695)          (314)
Proceeds on the sale of fixed assets                                                    4,528            236
                                                                                  --------------------------
Net cash provided by investing activities                                               3,833            (78)

FINANCING ACTIVITIES
Principle payment on capital leases                                                      (210)          (111)
Net transfers (to)/from Textron Inc.                                                  (22,697)        10,152
                                                                                  --------------------------
Net cash used by financing activities                                                 (22,907)        10,041

Increase (decrease) in cash and cash equivalents                                        4,154         (1,430)
Cash and cash equivalents at beginning of period                                       (2,452)         1,702
                                                                                  --------------------------
Cash and cash equivalents at end of period                                          $   1,702      $     272
                                                                                  ==========================

                            TRAK International, Inc.
                       Statement of Cash Flows (continued)

                          (Dollar Amounts in Thousands)


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Capital contribution related to Snorkel sale                                        $ 110,473      $       -
                                                                                  ==========================
Distributions to Textron Inc.                                                       $  75,436      $       -
                                                                                  ==========================

See accompanying notes.

                            TRAK International, Inc.
                          Notes to Financial Statements
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

TRAK International, Inc. ("TRAK" or the "Company"), is a wholly owned subsidiary of Textron Inc. (Textron). Prior to December 26, 2002, as described in Footnote 10, TRAK was a wholly owned subsidiary of OmniQuip Textron Inc. ("OmniQuip"). TRAK is principally engaged in the manufacture and sale of rough terrain telescopic material handlers, aerial work platforms and skid steer loaders used in numerous applications by commercial and residential building contractors, as well as by customers in other construction, military and agricultural markets. The Company's customers reside primarily in the United States and consist of large national and regional rental houses. TRAK is also a key supplier of telescopic material handlers to the United States government.

These financial statements include the results of operations and all of the assets and liabilities attributable to TRAK. This includes costs incurred by OmniQuip and Textron corporate offices that are directly attributable to TRAK's operations as well as its allocable share of certain costs incurred by Textron. Such costs relate to various services provided to TRAK such as internal audit, legal and treasury management. It is Textron's policy to allocate central operating costs on the basis of direct usage when identifiable and on the basis of annual sales when direct usage is not identifiable. In the opinion of management, this method of allocation is reasonable and consistent with the allocation historically followed by TRAK.

All significant balances arising from transactions between TRAK divisions have been eliminated.

A full and complete description of related party transactions are noted at Footnote 10.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these statements and accompanying notes. Some of the more significant estimates are made in the areas of receivable and inventory reserves, valuation of used equipment, goodwill and other intangible assets, useful life of property and equipment and reserves for restructuring, warranties and other accrued liabilities. Management's estimates are based on the facts and circumstances available at the time estimates are made, historical experience, risk of loss, general economic conditions and trends, and management's assessments of the probable future outcome of these matters. Actual results could differ from such estimates.

INTERIM FINANCIAL STATEMENTS

The financial information for the six months ended June 28, 2003 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for the period. The results of operations and cash flows for the six months ended June 28, 2003 are not necessarily indicative of results that may be expected for the entire fiscal year.

FISCAL YEAR

The Company's fiscal year is a 52 or 53-week period ending on the Saturday closest to December 31. Fiscal years 2001 and 2002 ended on December 29, 2001 and December 28, 2002. Fiscal years 2001 and 2002 were 52-week periods. The six-month interim period ended June 28, 2003 was a 26-week period.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

All highly liquid investments with a maturity of three months or less when purchased are determined by the Company to be cash equivalents and the Company classifies such amounts as cash. Cash equivalents, which consist of money market accounts, are carried at cost, which approximates their fair values.

REVENUE RECOGNITION

Revenue for equipment and service parts are generally unconditional sales that are recorded when product is shipped and invoiced to independently owned and operated distributors and customers. Sales terms are generally "free on board" shipping point (FOB shipping point). Provisions for product returns, allowances and price discounts, warranty and product maintenance programs are estimated and accrued at the time of sale.

The Company has been awarded contracts to provide telescopic material handling equipment to certain components of the United States government. Certain sales for these units may be recognized prior to the time the government takes physical possession. In such cases, revenue is recognized only when the government has a fixed commitment to purchase the equipment, the equipment has been completed and made available for pickup or delivery, and the government has requested that TRAK hold the equipment for pickup or delivery at a time specified by the government. In such cases, the equipment is invoiced under TRAK's customary billing terms, title to the units and risks of ownership passes to the government upon invoicing, the equipment is segregated from the TRAK's inventory and identified as belonging to the government and that TRAK has no further obligations under the order. At December 28, 2002 and June 28, 2003, these units approximated $2,077 and $1,264 of revenue, respectively.

SHIPPING AND HANDLING COSTS

Shipping and handling costs, such as freight to customers' destinations, are included in cost of sales in the statements of operations. Total shipping and handling costs was approximately $877 as of December 28, 2002.


ALLOWANCE FOR LOSSES ON RECEIVABLES

Management evaluates its allowance for losses on receivables, including receivables of others with recourse to TRAK as described in Note 12, based on a combination of factors including current delinquencies, the characteristics of the existing accounts, historical loss experience, the value of the underlying collateral and general economic conditions and trends.

Provisions for losses on receivables are charged to income, in amounts sufficient to maintain the allowance for losses on receivables at a level considered adequate to cover losses in the existing receivable portfolio, based on management's evaluation and analysis of this portfolio.

Receivables are charged off when they are deemed uncollectible. Receivables are written down to the fair value (less estimated costs to sell) of the related collateral at the earlier of the date the collateral is repossessed or when no payment has been received for six months, unless management deems the receivable collectible.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOSSES ON RECEIVABLES (CONTINUED)

In the ordinary course of business, TRAK does not charge interest on receivables. However, an allowance is established for uncollectible finance charges on receivables of others with recourse to TRAK that are contractually past due. The allowance is established by a charge to the provision for losses on finance receivables equal to all finance charges previously accrued and not collected.

Changes in the allowances for losses on receivables, including receivables of others with recourse to TRAK are summarized as follows:

       Balance at December 29, 2001                      $   16,540
       Receivable charge-off's                              (18,060)
       Provisions for losses                                 13,720
                                                     --------------
       Balance at December 28, 2002                      $   12,200
       Receivable charge-off's                               (5,933)
       Provisions for losses                                   (175)
                                                     --------------
       Balance at June 28, 2003                          $    6,092
                                                     ==============


The $12,200 is presented on the balance sheet as allowance for doubtful accounts of $2,776 and $9,424 of recourse obligations.


INVENTORIES

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. The Company provides reserves for excess and obsolete inventories determined primarily based upon estimates of future demand for the Company's products. Repossessed equipment or pre-owned equipment acquired in connection with the sale of new equipment, are recorded at the lower of trade-in value (determined at the time of trade or based upon estimated fair value) or estimated net realizable value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments.

COMPREHENSIVE INCOME (LOSS)

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, requires companies to report comprehensive income (loss) as a measure of overall performance. Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. For the year ended December 28, 2002 and for the six months ended June 28, 2003, there were no such changes in equity; accordingly, the Company's comprehensive loss is the same as the reported loss.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is computed primarily using the straight-line method. Property under capital leases is amortized based upon the lesser of the term of the respective lease or the estimated useful lives of the assets whichever is shorter, and is included within depreciation expense. Depreciation and amortization is computed as follows:

         Buildings and improvements                       30 years
         Land and leasehold improvements                  15 years
         Machinery, equipment and furniture                7 years
         Vehicles                                          5 years
         Computers, tooling and fixtures                   3 years

Expenditures for improvements that increase asset values and extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Management evaluates the recoverability of goodwill and other intangibles annually, or more frequently if events or changes in circumstances, such as declines in sales, earnings or cash flows or material adverse changes in the business climate, indicate that the carrying value of an asset might be impaired. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are primarily established using a discounted cash flow methodology. The determination of discounted cash flow is based on the businesses' strategic plans and long-range planning forecasts.


IMPAIRMENT OF LONG-LIVED ASSETS

Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount. TRAK assesses the recoverability of the assets by determining whether the carrying value of such assets over their respective remaining lives can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting TRAK's average cost of funds.

INCOME TAXES

Historically, TRAK's revenues and expenses are included in Textron's consolidated tax return. Current tax expense is based on allocated federal tax charges and benefits on the basis of statutory U.S. tax rates applied to the Company's taxable income or loss included in Textron's consolidated returns.

Income tax expense, and tax assets and liabilities have been determined as if TRAK had filed a separate income tax return.

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities, based on enacted tax rates expected to be in effect when such amounts are expected to be realized or settled and for the expected future tax benefit to be derived from tax loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized in future periods.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


CONCENTRATIONS OF CREDIT RISK

SFAS No. 105, Disclosure Information About Financial Instruments and Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet risk and credit risk concentrations. Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of trade receivables and off-balance sheet financial instruments.

The Company has two major customers accounting for the following annual revenue for the year-ended December 28, 2002:

                      Company A                               $  25,181
                      Company B                                  21,039

The accounts receivable balances for Company A and B at December 28, 2002 were approximately $6,404 and $7,326, respectively. In addition, as described in Note 12, in the ordinary course of business the Company has entered into off-balance sheet financial arrangements with third party finance institutions. The credit risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies. Finance receivables are usually collateralized by a security interest in the underlying assets. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require additional collateral. Charge-offs for uncollected receivables have historically been within management's expectations.

PRODUCT DEVELOPMENT AND ENGINEERING EXPENSES

Product development and engineering costs are expensed as incurred and included in the accompanying statements of operations. For the year ended December 28, 2002, such costs approximated $5,909.

WARRANTY COSTS

The Company provides, by a charge to income, an amount it estimates will be necessary to cover future warranty obligations for products sold during the year. The Company also provides for specific warranty obligations as necessary and appropriate.

ADVERTISING AND PROMOTION

Advertising and promotion costs are expensed as incurred in accordance with Statement Position 93-7, "Reporting on Advertising Costs" and are included in general and administrative expense in the accompanying statements of operations. For the year ended December 28, 2002, advertising and promotion expense was $441.

STOCK BASED COMPENSATION

Certain employees of TRAK participate in Textron's 1999 Long-Term Incentive Plan ("1999 Plan"). Textron's 1999 Plan authorizes awards to key employees. Stock-based compensation awards to employees under the 1999 Plan are accounted for using the intrinsic value method prescribed in Accounting Principles Board No. 25, Accounting for Stock Issued to Employees and related Interpretations. No stock-based employee compensation cost related to stock option awards is reflected in net loss as all options granted under the 1999 Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


PRODUCT LIABILITY AND ENVIRONMENTAL LIABILITY

Product liability claims are accrued under the occurrence method based on insurance coverage and deductibles in effect at the date of the incident and management's assessment of the probability of loss when reasonably estimable.

Environmental liabilities are recorded based on the most probable cost, if known, or on the estimated minimum cost, determined on a site-by-site basis. TRAK's environmental liabilities are undiscounted and do not take into consideration possible future insurance proceeds or significant amounts from claims against other third parties.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) and is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material impact on its financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice of recording a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material effect on TRAK's results of operations or financial position. TRAK has adopted the disclosure provisions as of December 28, 2002.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after February 1, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. Management is currently evaluating the impact of the adoption of FIN 46 and does not anticipate that it will have a material effect on TRAK's results of operations or financial position.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

2.   INVENTORIES


         Inventories consist of the following:

                                                               December 28,       June 28,
                                                                   2002             2003
                                                              ------------------------------
                                                                                  (unaudited)
     Raw materials and components                               $  17,710          $  20,771
     Work in process                                                    -                446
     Finished goods                                                12,493              9,650
     Used equipment                                                17,224             10,142
                                                              ------------------------------
                                                                   47,427             41,009
     Less reserves                                                 (9,817)            (4,569)
                                                              ------------------------------
     Total inventories                                          $  37,610          $  36,440
                                                              ==============================

3.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 28, 2002:

                                                                December 28,
                                                                   2002
                                                                ------------
     Machinery and equipment                                     $ 20,960
     Buildings and improvements                                    10,245
     Office furniture and equipment                                 6,485
     Land and leasehold improvements                                  640
     Construction in progress                                         820
                                                              -----------
                                                                   39,150
     Less accumulated depreciation and amortization               (15,894)
                                                              -----------
                                                                $  23,256
                                                              ===========

At December 28, 2002, assets under capital leases totaled approximately $3,803. Accumulated amortization of assets held under capital leases totaled approximately $1,031 at December 28, 2002. Amortization of assets under capital lease obligations is included in depreciation expense. See Note 7.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

4.  ASSETS UNDER OPERATING LEASES

During October 2001, TRAK agreed to purchase used construction equipment, financed by a third party finance institution, in conjunction with a settlement agreement with one of its customers. Contemporaneous with the settlement agreement, TRAK executed a 24-month lease agreement expiring November 25, 2003 with this customer to lease certain used equipment previously purchased. Based upon specific terms contained in the lease agreement, the Company has classified this as a operating lease, in accordance with Statement of Financial Accounting Standards (SFAS) No. 13, Accounting for Leases, as amended. The net investment in the operating lease consists of leased machines, which are carried at cost, less the amount depreciated to date. Operating lease revenue consists of the contractual lease payments and is recognized ratably over the lease term. Expenses are principally depreciation of the leased machines.

The components of the net investment in operating leases at December 28, 2002 were as follow:

     Leased machines                                     $ 2,288
     Less accumulated depreciation                          (534)
                                                      ----------
                                                         $ 1,754
                                                      ==========

Future minimum lease payments to be received by the Company under operating leases are approximately $530. Subsequent to December 28, 2002, the customer purchased the equipment at an amount that approximated the un-amortized balance of the net investment.


5.  GOODWILL AND OTHER INTANGIBLE ASSETS

During the third quarter of fiscal 2001, certain long-lived asset impairment indicators were identified which caused TRAK to perform an impairment review. Key impairment indicators included the Company's operating performance against plan despite restructuring efforts to improve operating efficiencies and streamline operations. Additionally, a strategic review process completed in August 2001 confirmed that the economic and market conditions combined with the saturation of light construction equipment handlers in the market had negatively impacted the projected results for the foreseeable future. The undiscounted cash flow projections performed were less than the carrying amount of the Company's long-lived assets indicating that there was an impairment. The Company used a discounted pre-tax cash flow calculation in determining the fair value of the long-lived assets utilizing the multi-year forecast to project future cash flows and a risk-based rate of 11%. The calculation resulted in an impairment charge of approximately $317,000, including goodwill of approximately $306,000 and other intangible assets of approximately $11,000.

On December 30, 2001, TRAK adopted SFAS No. 142, Goodwill and Other Intangible Assets, which requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives, and requires an annual review for impairment. Upon adoption, TRAK discontinued the amortization of goodwill.

The effect of excluding goodwill amortization expense is a reduction of amortization of approximately $4.8 million in 2001.

Under SFAS No. 142, TRAK was required to test all existing goodwill for impairment as of December 30, 2001, on a "reporting unit" basis. The reporting unit represents the operating segment unless, at businesses one level below that operating segment (a "component"), discrete financial information is prepared and is reviewed by segment management, in which case such component is the reporting unit. In certain instances, components of an operating segment have been aggregated and deemed a single reporting unit based on similar economic characteristics of the components. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values were primarily established using a discounted cash flow methodology. When available, comparative market multiples were used to corroborate discounted cash flow results. Based upon the review, no impairment was identified.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

5.  GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED)

TRAK also adopted the remaining provisions of SFAS No. 141, Business Combinations, on December 30, 2001. For goodwill and intangible assets reported in connection with acquisitions made prior to July 1, 2001, these provisions broaden the criteria for recording intangible assets separate from goodwill and require that certain intangible assets that do not meet the new criteria, such as assembled workforce and customer base, be reclassified into goodwill. Upon adoption of these provisions, intangible assets (consisting of workforce) totaling approximately $7,333, including approximately $2,713 million of deferred tax assets for which a full valuation allowance has been recorded in accordance with FAS 109: "Accounting for Income Taxes," were reclassified into goodwill during 2002.

Changes in net goodwill for the period ended December 28, 2002 is summarized below:

     Balance at December 30, 2001                         $ 10,303
     Reclassification of intangibles                         4,620
                                                       -----------
     Balance at December 28, 2002                         $ 14,923
                                                       ===========


All of TRAK's acquired intangible assets are subject to amortization on a straight-line basis and are comprised of the following as of December 28, 2002:


                        Weighted Average
                      Amortization Period       Gross
                           (in years)          Carrying       Accumulated
                                                Amount        Amortization       Net
                    ------------------------------------------------------------------
        Trademarks           40.0              $ 32,832        $ (2,668)      $ 30,164
        Patents               9.5                 5,327          (2,283)         3,044
                                             -----------------------------------------
        Total                                  $ 38,159        $ (4,951)      $ 33,208
                                             =========================================

Amortization expense on intangible assets totaled approximately $1,152 for the year-ended December 28, 2002. Amortization expense for fiscal years 2003, 2004, 2005, 2006 and 2007 is estimated at approximately $1,100, respectively.

6.   ACCRUED LIABILITIES

Accrued liabilities consists of the following at December 28, 2002:

                                                           December 28,
                                                              2002
                                                           ------------
     Warranty                                               $  5,869
     Payroll and related benefits                              3,536
     Restructuring                                             1,615
     Employment agreements                                     1,301
     Other                                                     1,813
                                                          ----------
                                                            $ 14,134
                                                          ==========

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

7.   LEASE OBLIGATIONS

The Company has various lease agreements for office space and certain equipment under operating leases. The terms of these leases range from one to seven years, expiring at various dates through 2009. For the year ended December 28, 2002, total rental expense for operating leases was approximately $2,306.

At December 28, 2002, aggregate future minimum lease payments under operating leases are as follows:

                   2003                                                            $  1,454
                   2004                                                               1,107
                   2005                                                                 681
                   2006                                                                 601
                   2007                                                                 544
                   Thereafter                                                           693

TRAK leases its Oaks, North Dakota facility and certain equipment pursuant to a lease Agreement dated February 1, 1999 that expires in February 2014. Aggregate minimum annual rentals at December 28, 2002 under this lease are as follows:

                   2003                                                            $    433
                   2004                                                                 433
                   2005                                                                 433
                   2006                                                                 433
                   2007                                                                 433
                   Thereafter                                                         3,417
                                                                                 ----------
                   Total minimum lease payments                                       5,582
                   Less amount representing interest                                 (1,654)
                   Less amount held in sinking fund                                    (252)
                                                                                 ----------
                   Present value of net minimum lease payments                        3,676
                   Less obligations under capital lease, current portion               (251)
                                                                                 ----------
                   Obligations under capital lease, less current portion           $  3,425
                                                                                 ==========

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

8.   RESTRUCTURING

As part of its strategic effort to improve operating efficiencies, TRAK approved and committed to a restructuring program in the fourth quarter of 2000 based upon targeted cost reductions, which was expanded in 2001. In October 2002, the Company announced a further expansion of its restructuring program as part of its strategic effort to improve operating efficiencies that includes workforce reductions, consolidation of facilities, rationalization of certain product lines, outsourcing of non-core production activity and streamlining of sales and administrative overhead.

Under this restructuring program, TRAK has reduced its workforce by approximately 455 employees and has closed two facilities.

Restructuring costs that have been accrued in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," and related asset impairment charges are included in special charges on the consolidated statement of operations. An analysis of the special charges for restructuring and related reserve accounts is summarized below:

                                           Asset                               Facilities
                                         Impairment         Severance           and Other              Total
                                         ----------         ---------          ----------             --------
Balance at December 29, 2001              $     -            $  1,367            $      -             $  1,367
Additions                                   1,167               1,782               3,272                6,221
Utilization                                  (159)             (1,751)             (3,055)              (4,965)
                                       ----------         -----------         -----------          -----------
Balance at December 28, 2002              $ 1,008            $  1,398            $    217             $  2,623
Additions                                       -                 764                   -                  764
Utilization                                  (853)             (1,516)               (189)              (2,558)
Reserves deemed unnecessary                     -                (304)                  -                 (304)
                                       ----------         -----------         -----------          -----------
Balance at June 28, 2003                  $   155            $    342            $     28             $    525
                                       ==========         ===========         ===========          ===========

Severance costs are generally paid on a monthly basis over the severance period granted to each employee or on a lump sum basis when required. Severance costs include outplacement costs, which are paid in accordance with normal payment terms. Facilities and other costs represent lease termination costs and facility and plant clean-up costs. Lease termination costs are generally paid upon exiting the facility or over the remaining lease term and facility and plant clean-up costs are paid in accordance with normal payment terms.

The specific restructuring measures and associated estimated costs are based on the Company's best judgment under prevailing circumstances. TRAK believes that the restructuring reserve balance of $1,615 is adequate to carry out the restructuring activities formally identified and committed to as of December 28, 2002 and anticipates that all actions related to these liabilities will be completed within a twelve-month period.

TRAK also incurred costs related to restructuring that have not been included in special restructuring charges and are included in operating expense only as incurred. While these costs are incremental and directly related to the restructuring program, they are expensed as incurred, as they do not meet EITF Issue No. 94-3 criteria for accrual. Costs related to such restructuring were approximately $210 and primarily relate to employee replacement and plant rearrangement.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

9.  PRODUCT WARRANTY

TRAK provides limited warranty and product maintenance programs, including parts and labor, for certain products for periods ranging from one to five years. TRAK estimates the costs that may be incurred under these programs and records a liability in the amount of such costs at the time product revenue is recognized. Factors that effect this liability include the number of products sold, historical and anticipated rates of warranty claims and cost per claim. TRAK periodically assesses the adequacy of its recorded warranty and product maintenance liabilities and adjusts the amounts as necessary.

Changes in TRAK's warranty and product maintenance liability for 2002 is summarized as follows:

     Balance at December 30, 2001                           4,501
     Provision                                              5,404
     Settlement                                            (4,238)
     Other                                                    202
                                                      -----------
     Balance at December 28, 2002                        $  5,869
                                                      ===========

10.  RELATED PARTY TRANSACTIONS

TRAK International and Textron Inc. are parties to several agreements, which govern many areas of the TRAK-Textron relationship. Under these agreements, the Company had borrowings from Textron of $79,594 at December 28, 2002. There are no terms of settlement associated with the account balance. Interest is charged at 11.11%. Total interest expense for the year ended December 28, 2002 approximated $19,760. The net balance is primarily the result of TRAK's participation in Textron's central cash management program, wherein all of TRAK's cash receipts are pooled with those from other Textron subsidiaries and all cash disbursements are funded by Textron. Other transactions include intercompany purchases and sales, and other expenses incurred by Textron on behalf of TRAK. Included in selling and administrative expenses on the accompany statement of operations is approximately $3,170 representing certain expenses incurred directly by Textron that have been allocated to TRAK as described in
Note 1.

On December 26, 2002, Textron, as the sole stockholder of OmniQuip, sold the Snorkel product line of OmniQuip and the OmniQuip holding company to Elwood Holdings, LLC. The Snorkel line includes aerial work platforms and boom lifts for industrial uses such as maintenance and construction. Subsequent to the transaction, Textron continued to retain the TRAK and Lull telescopic material handler product lines as well as the rights to the OmniQuip name.

In connection with the sale of the Snorkel product line, the Company recorded a capital contribution of approximately $110,473. The contribution represented a forgiveness of debt to Textron Inc. in the amount of approximately $98,157 and forgiveness of a note payable to Providence Inc. in the amount of approximately $12,316.

In addition, as a result of the Snorkel sale, TRAK distributed to OmniQuip, the non-tax portion of its intercompany receivable from Snorkel in the amount of approximately $51,867. TRAK also assigned to Textron the tax-portion of its intercompany receivable from Snorkel to Textron and other assets and liabilities that related to the Snorkel aerial work platform product line in the amount of approximately $15,526 and $8,043, respectively. These amounts were treated as a partial repayment of TRAK's intercompany payable to Textron.

During 2001, Textron Inc. created a new company called Textron Intellectual Property Management Partnership. On July 9, 2001, the name of the company was changed to Textron Innovations LP. (TILP). This Company was established to own all of Textron's domestic intellectual property. At December 28, 2002, the Company has an investment in TILP of approximately $4.4 million consisting of a $1 cash capital contribution and the book value of intangible assets contributed of $4.4 million. In addition, during 2002, the Company paid royalty expense of approximately $4.2 million and received dividend income of approximately $6.3 million.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

11.  RETIREMENT PLANS AND RELATED MATTERS

The Company offers all full-time non-union employees who have completed six months of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. The Company also offers all union employees who have completed 30 days of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. For the year ended December 28, 2002, Company contributions for the above plans totaled approximately $421 and $228 respectively.

The Company offers an incentive program to all salaried employees based upon a formula related to the Company's operating results and an incentive program to union employees based upon a formula related to productivity improvements. At December 28, 2002, the Company had zero amount accrued related to such incentive programs. For the year-end December 28, 2002, no expenses related to those plans were recognized.

The Company provides health care and life insurance benefits to certain employees who retired prior to November 12, 1987 (less than 25 retirees at December 28, 2002). Management funds the premiums as incurred, net of reimbursements received by plan participants. Amounts funded annually by the Company are actuarially determined.

The following summarizes for the year ended December 28, 2002, the change in the benefit obligation; the change in plan assets; the funded status; and reconciliation to the amount recognized in the balance sheet for the postretirement benefit plan:

     CHANGE IN BENEFIT OBLIGATION
     Benefit obligation at beginning of year                              $  179
     Interest cost                                                            12
     Actuarial gains                                                         (25)
     Benefits paid                                                           (16)
                                                                       ---------

     Benefit obligation at end of year                                    $  150
                                                                       =========

     CHANGE IN PLAN ASSETS
     Fair value of plan assets at beginning of year                       $    -
     Company contributions                                                    16
     Benefits paid                                                           (16)
                                                                       ---------

     Fair value of plan assets at end of year                             $    -
                                                                       =========

     Funded status of the plans (underfunded)                             $ (150)
     Unrecognized net gain                                                   (71)
                                                                       ---------
     Net postretirement liability included in other liabilities           $  221
                                                                       =========

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

11.  RETIREMENT PLANS AND RELATED MATTERS (CONTINUED)


The following summarizes the net periodic benefit cost for the postretirement benefit plan:

     COMPONENTS OF NET PERIODIC BENEFIT COST
     Interest cost                                                   $    13
     Amortization of net gain                                             (6)
                                                                     -------
                                                                     $     7
                                                                     =======

Major actuarial assumptions used in accounting for defined benefit pension plans are presented below:

     WEIGHTED-AVERAGE ASSUMPTIONS
     Discount rate                                                    6.75%
     Expected return on plan assets                                    N/A
     Rate of compensation increase                                     N/A

The 2002 health care cost trend rate, which is the weighted average annual assumed rate of increase in the per capita cost of covered benefits, was 10% for all retirees. This rate is assumed to decrease to 5% by 2007 and then remain at that level. A one-percentage-point change in assumed health care cost trend rate would not have a material effect on the total service and interest cost components or the post retirement obligation.

12. FINANCING RELATIONSHIPS

Many of TRAK's customers finance their purchases of TRAK products through Textron Financial Corporation (TFC), a subsidiary of Textron. In connection with the financing of customer purchases, TRAK and TFC enter into 100% recourse agreements under which TRAK is liable to TFC for any default by the customer. At December 28, 2002, TRAK was potentially liable for approximately $99.9 million of receivables held by TFC with recourse to TRAK.

In addition to its financing relationship with Textron Finance, TRAK also utilizes third-party finance institutions to provide wholesale financing to certain of its customers.

While these finance receivables are not reflected on TRAK's balance sheet, the finance institutions generally have recourse to TRAK and may require TRAK to repurchase equipment related to customer defaults. TRAK generally obtains a secured interest in any equipment repurchased. The balance of this portfolio at December 28, 2002 was $8.7 million.

13. CONTINGENCIES

The Company is subject to various litigation consisting almost entirely of product and general liability claims arising in the normal course of business. TRAK maintains insurance policies relative to product and general liability claims and has provided reserves for the estimated cost of the self-insured retention. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company's management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002


                          (Dollar Amounts in Thousands)


14. ENVIRONMENTAL REMEDIATION

TRAK's estimated environmental liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations and are subject to a number of factors and uncertainties. Circumstances which can affect the accruals' reliability and precision include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation, and the time period over which remediation may occur. On the basis of information presently available, the Company is not currently aware of any environmental proceedings or claims that the Company believes are likely to have a material effect on the Company's financial position or results of operations.

15. INCOME TAXES

Deferred tax assets at December 28, 2002 consist of the following:

Assets:
  Allowance for doubtful accounts                               $  13,868
  Inventory valuation reserves                                      4,668
  Net operating loss                                               15,405
  Restructuring reserves                                            1,102
  Product liability reserves                                        1,240
  Intangible assets                                                 7,061
  Other                                                             4,620
                                                              -----------
Total deferred tax assets                                          47,964
Liabilities:
  Excess tax over book depreciation                                (2,198)
  Other                                                              (165)
                                                              -----------
Total deferred tax liabilities                                     (2,363)
Deferred tax asset                                                 45,601
Valuation allowance                                               (45,601)
                                                              -----------
Net deferred tax asset                                          $       -
                                                              ===========

As of December 28, 2002, TRAK had net operating loss carryforwards for federal and state income tax purposes that expire at various dates through 2017 that would have been available to offset future taxable income. On a separate return basis, realization of TRAK's deferred tax assets, which relate principally to reserves and net operating loss carryforwards, is dependent on TRAK generating sufficient taxable income in the future. However, management is unable to conclude that it is more likely than not the deferred tax assets will be realized; accordingly, a full valuation allowance has been recorded. A summary of available net operating losses as of December 28, 2002 is as follows:

Federal                                                         $  31,620
State (principally Wisconsin):                                     70,169

All federal and certain of the state net operating loss carry forwards have been utilized by Textron in connection with its consolidated income tax returns.

                            TRAK International, Inc.
                    Notes to Financial Statements (continued)
                                December 28, 2002

                          (Dollar Amounts in Thousands)

15. INCOME TAXES (CONTINUED)

The following is a reconciliation between the statutory and effective income tax rates:

Federal income tax at the statutory rate                                35.0 %
State income and other taxes, net of federal tax benefit                6.78 %
Change in valuation allowance                                         (41.78)%
                                                                    --------

Provision for income tax                                                   -
                                                                    ========

There was no cash paid for income taxes in 2002.

16. SUBSEQUENT EVENTS

On July 7, 2003, Textron Inc. entered into an agreement to sell certain assets and liabilities of Trak International, Inc. to JLG Industries. The purchase price for the acquisition was $100 million, with $90 million paid in cash at closing and $10 million paid in the form of an unsecured subordinated promissory note due on the second anniversary of the closing date. This sale was consummated on August 1, 2003.

In conjunction with the above sale, it was identified that the carrying amount of the Company's long-lived assets indicated that there was an impairment. In June 2003, TRAK recorded an impairment charge of $15 million for goodwill and $15 million for other intangible assets.

                              JLG INDUSTRIES, INC.
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                    CONTENTS

Introduction to the unaudited pro forma combined financial statements Unaudited pro forma combined balance sheet as of July 31, 2003
Unaudited pro forma combined income statement for the twelve months ended
     July 31, 2003
Notes to the unaudited pro forma combined financial statements

                              JLG INDUSTRIES, INC.
      INTRODUCTION TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

The unaudited pro forma combined financial statements give retroactive effect to the acquisition of the OmniQuip business unit of Textron Inc. through an acquisition of certain assets and liabilities from TRAK International, Inc. ("TRAK") by JLG Acquisition Corporation, a wholly owned subsidiary of JLG Industries, Inc. (the "Company") effective August 1, 2003 (the date that control of OmniQuip was transferred to the Company). The acquisition of OmniQuip was accounted for by the Company as a purchase.

Pro forma adjustments to the unaudited pro forma combined balance sheet reflect the assets and liabilities acquired on the acquisition date of August 1, 2003. Liabilities of TRAK not assumed by the Company include environmental liabilities and certain recourse obligations associated with third party credit guarantees to Textron Finance Corporation, a related entity of TRAK. Pro forma adjustments to the unaudited pro forma combined statements of income assume that the transaction was consummated on August 1, 2002, the commencement of the Company's 2003 fiscal year, and are based on the allocated purchase price as reported in the pro forma combined balance sheet at July 31, 2003.

The purchase price for the acquisition of OmniQuip was $105,371, including expenses of $5,371. The purchase price was allocated as follows:

            Accounts receivable                                                       $ 33,939
            Inventories, net                                                            37,937
            Other current assets                                                         9,574
            Property, plant and equipment, net                                          13,929
            Goodwill                                                                    26,715
            Other assets                                                                   627
            Intangible assets                                                           34,210
                                                                                      --------
                 Total assets                                                          156,931

            Accounts payable                                                            19,564
            Accrued expenses                                                            26,676
            Long-term debt                                                               3,630
            Other long-term liabilities                                                    715
            Provisions for contingencies                                                   975
                                                                                      --------
                                                                                        51,560
                                                                                      --------
            Total purchase price                                                      $105,371
                                                                                      ========

The value of goodwill will be reviewed annually or if facts and circumstances suggest that the value of the goodwill is impaired, based on an analysis of future discounted cash flows from the Company's Machinery segment. If this review indicates that the carrying amount of goodwill exceeds its implied fair value, the Company will write down the carrying amount of goodwill to its implied fair value.

The $10,610 of intangibles assets with finite useful lives will be amortized over two to 20 years and will be reviewed for possible impairment whenever events or changes in circumstances indicate carrying value may not be recoverable. The $23,600 of intangible assets with indefinite lives will be reviewed annually or if facts and circumstances suggest that their value is impaired, based on an analysis of future discounted cash flows from the Company's Machinery segment. If this review indicates that the carrying amount of intangibles with indefinite lives exceeds their implied fair value, the Company will write down the carrying amount of intangible assets with indefinite lives to their implied fair value.

These unaudited pro forma combined finance statements may not be indicative of the results that may be obtained in the future. The unaudited pro form combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of the Company and TRAK.

The Company has a fiscal year end of July 31st while TRAK has a year end of December 28th. For purposes of preparing these pro forma unaudited combined financial statements, an annual twelve month period end of July 31, 2003 and June 28, 2003 was utilized for the Company and TRAK, respectively. Management of the Company does not believe that the results of operations reported on the same fiscal period end as the Company and TRAK would be materially different than as reported using the aforementioned period ends.

                              JLG INDUSTRIES, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              Pro Forma
                                                         JLG              TRAK          Pro Forma              Combined
                                                    July 31, 2003    August 1, 2003    Adjustments           July 31, 2003
                                                    -------------    --------------    -----------           -------------
Current Assets
  Cash                                                $132,809           $    --      $ (95,371)   (a)           $37,438
  Accounts receivable, less allowance for
    doubtful accounts of $8,949                        266,180            34,389           (450)   (b)           300,119
  Finance receivables, less provision for
    losses of $529                                       3,168                --             --                    3,168
  Pledged finance receivables, less provision
    for losses of $2,656                                41,334                --             --                   41,334
  Inventories                                          116,886            36,337          2,100    (c)           154,823
                                                                                           (500)
  Other current assets                                  45,385               134          9,440    (d)            54,959
                                                      --------           -------      ---------               ----------
      Total Current Assets                             605,762            70,860        (84,781)                 591,841
Property, plant and equipment, net                      79,699            16,863         (2,934)   (e)            93,628
Equipment held for rental, net of accumulated
  depreciation of $4,683                                19,651                --            --                    19,651
Finance receivables, less current portion               31,156                --            --                    31,156
Pledged finance receivables, less current
  portion                                              119,073                --            --                   119,073
Goodwill, net of accumulated amortization of
  $12,968                                               29,509                --         26,715    (f)            56,224
Intangible assets                                           --                --         34,210    (g)            34,210
Other assets                                            53,135               627            --                    53,762
                                                      --------           -------      ---------               ----------
                                                      $937,985           $88,350      $ (26,790)              $  999,545
                                                      ========           =======      =========               ==========
Current Liabilities
  Short-term debt                                     $    635           $    --      $      --               $      635
  Current portion of long-term debt                        837                --             --                      837
  Current portion of limited recourse debt
    from finance receivables monetizations              45,279                --             --                   45,279
  Accounts payable                                      83,408            19,564             --                  102,972
  Accrued expenses                                      91,057            10,394         16,282    (h)           117,733
                                                      --------           -------      ---------               ----------
      Total Current Liabilities                        221,216            29,958         16,282                  267,456
Long-term debt, less current portion                   294,158             3,630         10,000    (a)           307,788
Limited recourse debt from finance
  receivables monetizations, less current
  portion                                              119,661                --             --                  119,661
Accrued post-retirement benefits                        26,179                --             --                   26,179
Other long-term liabilities                             15,160               715             --                   15,875
Provisions for contingencies                            12,114               825            150    (i)            13,089
Shareholders' Equity
  Capital stock:
    Authorized shares:  100,000 at $.20 par
      value
    Issued and outstanding shares: 43,367                8,673            53,222        (53,222)   (j)             8,673
  Additional paid-in capital                            23,597                --             --                   23,597
  Retained earnings                                    230,273                --             --                  230,273
  Unearned compensation                                 (5,428)               --             --                   (5,428)
  Accumulated other comprehensive loss                  (7,618)               --             --                   (7,618)
                                                      --------           -------      ---------               ----------
      Total Shareholders' Equity                       249,497            53,222        (53,222)                 249,497
                                                      --------           -------      ---------               ----------
                                                      $937,985           $88,350      $ (26,790)              $  999,545
                                                      ========           =======      =========               ==========

                              JLG INDUSTRIES, INC.
                  UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          Twelve Months Ended
                                                   ----------------------------------------------------------------------
                                                                                                              Pro Forma
                                                        JLG               TRAK        Pro Forma               Combined
                                                   July 31, 2003     June 28, 2003   Adjustments            July 31, 2003
                                                   -------------     -------------   -----------            -------------
Revenues
  Net sales                                           $733,480          $210,202      $      --               $  943,682
  Financial products                                    19,184                --             --                   19,184
  Rentals                                                7,125                --             --                    7,125
                                                      --------          --------      ---------               ----------
                                                       759,789           210,202             --                  969,991
Cost of sales                                          622,475           186,151           (294)   (k)           808,332
                                                      --------          --------      ---------               ----------
Gross profit                                           137,314            24,051            294                  161,659
Selling and administrative expenses                     79,225            30,202             --                  109,427
Product development expenses                            16,142             4,200             --                   20,342
Impairment charge                                           --            30,000        (30,000)   (l)                --
Intangible amortization                                     --                --          2,736    (m)             2,736
Restructuring charges                                    2,754             6,365             --                    9,119
                                                      --------          --------      ---------               ----------
Income from operations                                  39,193           (46,716)        27,558                   20,035
Interest expense                                       (27,985)          (19,837)        (6,913)   (n)           (35,198)
                                                                                         19,537    (o)
Miscellaneous, net                                       6,691              (590)        (2,100)   (p)             4,001
                                                      --------          --------      ---------               ----------
Income (loss) before taxes                              17,899           (67,143)        38,082                  (11,162)
Income tax provision                                     3,724                --         (3,695)   (q)                29
                                                      --------          --------      ---------               ----------
Net income (loss)                                     $ 14,175          $(67,143)     $  41,777               $  (11,191)
                                                      ========          ========      =========               ==========
Earnings (loss) per common share                      $    .33                                                $     (.26)
                                                      ========                                                ==========
Earnings (loss) per common
  share--assuming dilution                            $    .33                                                $     (.26)
                                                      ========                                                ==========
Weighted average shares outstanding                     42,601                                                    42,601
                                                      ========                                                ==========
Weighted average shares
  outstanding--assuming dilution                        42,866                                                    42,866
                                                      ========                                                ==========

                              JLG INDUSTRIES, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(a) This pro form adjustment to cash represents the OmniQuip purchase price paid in cash of $90,000 and the payment of $5,371 in expenses associated with the acquisition. This pro forma adjustment to long-term debt reflects the issuance of a $10,000 unsecured subordinated promissory note due on the second anniversary of the closing date payable to TRAK.

(b) This pro forma adjustment represents an adjustment to state accounts receivable at net realizable value.

(c) The pro forma adjustment to inventory is to finished goods and work in process of $2,100 and used equipment of ($500). For finished goods and work in process, the pro forma adjustment is to record this inventory at estimated selling price less the sum of (a) cost of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring corporation. The pro forma adjustment to used equipment is to record used equipment at fair market value.

(d) This pro forma adjustment is to establish deferred tax assets associated with the accounting for the various adjustments to reflect the balance sheet at net realizable value and replacement costs.

(e) The pro forma adjustment is to record property, plant and equipment at replacement cost or estimated fair market value for those assets to be disposed of by sale.

(f) This pro forma adjustment represents the pro forma excess purchase price over net assets acquired and identified intangible assets acquired.

(g) The pro forma adjustment is to establish identified finite and indefinite lived intangible assets acquired.

(h) This pro forma adjustment to accrued expenses reflects the establishment of accruals pursuant to Emerging Issue Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." These accrued expenses primarily represent involuntary severance and employee relocation costs and lease termination costs pursuant to the acquirer's plan to exit certain acquired entity activities.

(i) The pro forma adjustment represents the accrual of additional contingent liability estimates for third party recourse finance arrangements.

(j)      Elimination of TRAK capital.

(k) The pro forma adjustment to cost of sales relates to the reduction in pro forma depreciation expense associated with the write down of property, plant and equipment to fair market value.

(l) This pro forma adjustment eliminates the goodwill and other intangibles impairment charge resulting from the former owners impairment. The acquirer's purchase accounting as set forth in the unaudited pro forma combined balance sheet allocates the excess purchase price paid by the acquirer to the pro forma identified intangibles and goodwill amounts.

(m) This pro forma adjustment is to reflect straight-line amortization of intangible assets with finite useful lives.

(n) This adjustment reflects the pro forma interest expense for the $10,000 unsecured subordinated promissory note payable to TRAK and the reduction in invested cash for the last 30 days of the year due to the payment of cash for OmniQuip. In addition, this pro forma adjustment adjusts interest expense assuming the $125,000 8-1/4% senior unsecured notes due 2008, issued May 2003, were outstanding for the entire year ended July 31, 2003.

(o) Elimination of Textron Inc., parent to TRAK, intercompany interest expense as this debt was not assumed by the acquirer and was replaced with the financing noted in (m) above.

(p) This pro forma adjustment eliminates the intercompany royalty payments and dividends received between the acquired business and Textron Innovations LLP.

(q) This adjustment is related to the tax benefit associated with the pro forma adjustments for depreciation expense, amortization of intangible assets and interest expense.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   JLG INDUSTRIES, INC.
                                                       (Registrant)



Date: October 14, 2003                          /s/ James H. Woodward, Jr.
                                                ----------------------------
                                                James H. Woodward, Jr.
                                                Executive Vice President and
                                                Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.            Description
-----------            -----------
23                     Consent of Ernst & Young LLP for TRAK International, Inc.